U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Cable Systems Holdings, LLC
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   905 North 51st Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Phoenix              Arizona               85043-2701
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   5/24/1999(1)
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   IPC Communications, Inc. (IPI)
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   4,488,632                   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) At May 24, 1999, Cable Systems Holding, LLC ("CSH LLC") became the holder and beneficial owner of 4,488,632 shares of the IPI Common Stock. Each of the other Reporting Persons may be deemed to indirectly beneficially own shares held by CSH LLC by virtue of its direct or indirect ownership of membership units in CSH LLC. With respect to Reporting Persons other than CSH LLC, the filing of this Form, and subsequent Forms 4 or 5 and amendments thereto, and the disclosures thereon, shall not be deemed an admission, for purposes of Sections 13(d) or (g) and 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), or any other purpose, that such Reporting Person is a beneficial owner of any shares, and each such Reporting Person disclaims beneficial ownership of any Common Stock in excess of the number of shares of Common Stock in which each Reporting Person has a pecuniary interest. Citicorp Venture Capital, Ltd., directly, and its parent entities, Citibank, N.A., Citicorp and Citigroup Inc., indirectly, may be deemed to have become the beneficial owners of 4,028,241.636 shares at May 21, 1999. Those shares were contributed to CSH LLC on May 24, 1999 in a transaction exempt under Rule 16a-13 of the Exchange Act.

Cable Systems Holding, LLC

By: Bruce Burkett, Manager


             /s/ Bruce Burkett                                June 10, 1999
---------------------------------------------            -----------------------
      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                             Joint Filer Information

Name:       Citicorp Venture Capital, Ltd.

Address:    399 Park Avenue
            New York, New York 10043

Designated Filer: Cable Systems Holding, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)

Signature:  CITICORP VENTURE CAPITAL, LTD.


            By: /s/ David Y. Howe
                -----------------------------------
            Name:  David Y. Howe
            Title: Vice President


                               Page 3 of 8 pages

                             Joint Filer Information

Name:       Citibank, N.A.

Address:    399 Park Avenue
            New York, New York 10043

Designated Filer: Cable Systems Holdings, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)

Signature:  CITIBANK, N.A.


            By: /s/ Glenn S. Gray
                -----------------------------------
            Name:  Glenn S. Gray
            Title: Vice President and Assistant Secretary


                               Page 4 of 8 pages

                             Joint Filer Information

Name:       Citicorp

Address:    399 Park Avenue
            New York, New York 10043

Designated Filer: Cable Systems Holding, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)

Signature:  CITICORP


            By: /s/ Glenn S. Gray
                -----------------------------------
            Name: Glenn S. Gray
            Title:      Vice President and Assistant Secretary


                               Page 5 of 8 pages

                             Joint Filer Information

Name:       Citigroup Inc.

Address:    153 East 53rd Street
            New York, New York 10043

Designated Filer: Cable Systems Holding, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)

Signature:  CITIGROUP INC.


            By: /s/ Marla Berman Lewitus
                -----------------------------------
            Name:  Marla Berman Lewitus
            Title: Assistant Secretary


                               Page 6 of 8 pages

                             Joint Filer Information

Name:       David Kirby

Address:    c/o Citicorp Venture Capital, Ltd.
            399 Park Avenue
            New York, New York 10043

Designated Filer: Cable Systems Holding, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)


Signature: /s/ David Kirby
           --------------------------


                               Page 7 of 8 pages

                             Joint Filer Information

Name:       John O'Mara

Address:    c/o Citicorp Venture Capital, Ltd.
            399 Park Avenue
            New York, New York 10043

Designated Filer: Cable Systems Holding, LLC

Issuer & Ticker Symbol: IPC Communications, Inc. (IPI)

Date of Event Requiring Statement:  5/24/1999 (see Footnote 1 on Form 3)

Signature: /s/ John O'Mara
           ---------------------------


                               Page 8 of 8 pages